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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our reports dated March 10, 2004, relating to the financial statements and financial statement schedules of Conseco, Inc. as of December 31, 2003 and for the period from September 1, 2003 through December 31, 2003 (Successor Company) and as of December 31, 2002 and for the period January 1, 2003 through August 31, 2003 and for the two years in the period ended December 31, 2002 (Predecessor Company) which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such registration statement.



/s/ PRICEWATERHOUSECOOPERS LLP

Indianapolis, Indiana
April 14, 2004